FOR IMMEDIATE RELEASE Media Contact:

Rick Matthews

Rubenstein Associates

(212) 843-8267

Wells Real Estate Funds Sells Virginia Building

ATLANTA (June 21, 2005) -- Wells Real Estate Funds has sold a 41,714-square-foot office building located at 4400 Cox Road in Glen Allen, Virginia, for $6.5 million.  The building was acquired in 1992 by Fund III & Fund IV Associates, a joint venture that shared ownership between Wells Real Estate Fund III, L.P. (57.21%) and Wells Real Estate Fund IV, L.P. (42.79%).

ASI Partners, LLC, the ownership entity of the building's lead tenant, Apex Systems, Inc., purchased the property. Apex Systems currently occupies over 51% of 4400 Cox Road, while New York Life Insurance Company occupies over 34% of the building. Commencing July 1, 2005, the building will be 100% occupied, with Apex assuming the remaining space.

Wells Real Estate Funds was represented on the sale by Mike Lowry of Grubb & Ellis/Harrison & Bates. Michael Gribbon of Advantis Real Estate Services represented ASI Partners.

"The principals at Apex were great to work with on the lease, and we are delighted that they are now purchasing the property," said Parker Hudson, Managing Director of Dispositions at Wells Real Estate Funds. The property was originally constructed in 1986. It is situated in one of Richmond's strongest office markets, with easy access to Interstates 64 and 295.

Wells Real Estate Funds is a national real estate investment management company that purchases, manages, and disposes of real estate on behalf of Wells-sponsored investment programs.  Since 1984, more than 190,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own over $6.2 billion in assets (based on purchase price) totaling more than 30 million square feet of space.

For more information, please contact Parker Hudson at 800-448-1010.  Wells is online at www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results.  Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements.  Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds.  This is neither an offer nor a solicitation to purchase securities.

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